Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Outlook Therapeutics, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share, issued pursuant to the 2015 Equity Incentive Plan, as amended	Rule 457(h)(2)	390,386(3)	$6.78(2)	$2,646,817.08	0.0001476	$390.67
Equity	Common Stock, par value $0.01 per share, reserved for issuance pursuant to the 2016 Employee Stock Purchase Plan	Rule 457(c) and (h)(4)	11,000(4)	$10.01(5)	$110,110.00	0.0001476	$16.25

Total Offering Amounts				–	$2,756,927.08	–	$406.92

Total Fees Previously Paid				–	–	–	–

Total Fee Offsets				–	–	–	–

Net Fee Due				–	–	–	$406.92

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 (the “Common Stock”), of Outlook Therapeutics, Inc. (the “Registrant”) that become issuable under the above-mentioned plans, set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock.

(2)	The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the exercise price for such outstanding stock options.

(3)	Represents 390,386 shares of common stock that may be issued upon the exercise of outstanding options granted under the 2015 Equity Incentive Plan, as amended (the “2015 EIP”). These shares of common stock were reserved for issuance under the 2015 EIP via the automatic increase provision of the 2015 EIP. The number of shares of Common Stock reserved for issuance under the 2015 EIP automatically increases on January 1st each year, starting on January 1, 2017 and continuing through January 1, 2025, by the lesser of (A) 3% of the total number of shares of Common Stock outstanding on December 31st of the immediately preceding calendar year and (B) a number determined by the Registrant’s board of directors.

(4)	Represents 11,000 shares of Common Stock reserved for issuance under the 2016 Employee Stock Purchase Plan (the “2016 ESPP”) by reason of the automatic increase provision of the 2016 ESPP. The number of shares reserved for issuance under the 2016 ESPP automatically increases on January 1st each year, starting on January 1, 2017 and continuing through January 1, 2026, by the lesser of (i) 1% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, (ii) 11,000 shares of Common Stock (as adjusted for the Registrant’s 1-for-20 reverse stock split effected on March 14, 2024) and (iii) a number determined by the Registrant’s board of directors.
(5)	Estimated in accordance with Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high ($11.72) and low ($8.30) sale prices of the Registrant’s Common Stock as reported on The Nasdaq Capital Market on March 22, 2024, which is a date within five business days prior to filing this Registration Statement.